Exhibit 10.nn
FIRST AMENDMENT TO
AMENDED AND RESTATED JOINT VENTURE AGREEMENT
This FIRST AMENDMENT TO AMENDED AND RESTATED JOINT VENTURE AGREEMENT, dated December 7, 2015 (the “Amendment”), is hereby made to that certain AMENDED AND RESTATED JOINT VENTURE AGREEMENT, dated as of February 28, 2011, (as amended, the “Agreement”) BETWEEN:
(1)    Polaris Industries Inc., a corporation organized under the laws of Minnesota, with its principal offices at 2100 Highway 55, Medina, Minnesota 55340 (referred to herein as “Polaris”); and
(2)    GE Commercial Distribution Finance LLC, f/k/a GE Commercial Distribution Finance Corporation, a limited liability company existing under the laws of Delaware, with its principal offices at 500 West Monroe, Chicago, Illinois 60661 (“CDF”).
FOR VALUE RECEIVED, Polaris and CDF agree to amend the Agreement effective as of the date hereof to provide as follows (capitalized terms shall have the same meaning as defined in the Agreement unless otherwise indicated):
1.    Term. Section 1.4 of the Agreement is deleted in its entirety and replaced with the following:
“1.4    Term. The term of the Partnership began on March 1, 1996 and, unless sooner dissolved and terminated under the provisions of the Partnership Agreement, shall continue until February 28, 2022 or, if applicable, the last day of an additional term or an Extended Term, and thereafter shall be extended automatically for additional one-year terms unless at least one year prior to the expiration of the initial term, an Extended Term or an additional term (as applicable) (the date which is one year prior to the expiration of such term, a “Renewal Notice Date”) either Partner gives notice to the other Partner of its intention not to extend the term, in which event the Partnership shall dissolve in accordance with the terms of the Partnership Agreement upon expiration of the then current term. If either Partner gives notice to the other Partner at least 90 days prior to a Renewal Notice Date of its intention to extend the term for an additional five-year term (such term, an “Extended Term”) and the other Partner agrees in writing to such Extended Term prior to such Renewal Notice Date, then the Partnership shall continue for such Extended Term until the last day thereof, subject to automatic extensions pursuant to the foregoing sentence. If the other Partner does not so agree in writing to such Extended Term, the term of the Partnership shall nevertheless be extended automatically for additional one-year terms pursuant to the first sentence of this Section 1.4 unless, prior to a Renewal Notice Date, a Partner gives notice to the other Partner of its intention not to extend the term.”
2.    Fees Relating to the Second Amendment to Second Amended and Restated Partnership Agreement. A new Section 6.22 is added to the Agreement as follows:
“6.22    Fees Relating to the Second Amendment to Second Amended and Restated Partnership Agreement. On or about December 7, 2015, PAI and CDFJV have entered into that certain Second Amendment to Second Amended and Restated Partnership Agreement (the “Second Amendment”) and in connection with, and as consideration for, the execution and delivery of the December 2015 Amendments (as such term is defined in the Partnership Agreement), CDF agrees to pay certain fees to Polaris as specifically provided in, and subject in all respects to, this Section 6.22. For the avoidance of doubt, the Second Amendment is included as a “Definitive Agreement” as defined in Section 1.6.
(a)    CDF agrees to pay Polaris a one-time program renewal consideration fee (the “Program Renewal Fee”) in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) by wire transfer of immediately available funds to Polaris’ account as Polaris may designate within three (3) Business Days (as defined in the Partnership Agreement) after all of the December 2015 Amendments have been fully executed and delivered by the parties thereto, subject to the following terms and conditions: (i) there has been full execution and delivery of all December 2015 Amendments by the parties thereto; and (ii) all Definitive Agreements are still in effect on the date the Program Renewal Fee is payable and that no notice of termination of any of the Definitive Agreements has been given by any party thereunder prior to or on such date.
(b)    If the Partnership (i) is terminated by PAI under Sections 1.4(b), (c), or (d), of the Partnership Agreement (as amended by the Second Amendment), (ii) is dissolved at the election of CDFJV pursuant to Section 8.1(a) or (b) and PAI is the Defaulting Partner with respect to the Event of Default (as such terms are defined in the Partnership Agreement) giving rise to such election to dissolve the Partnership, or (iii) is dissolved at the election of PAI under Sections 8.3, 8.4, 8.5, or 8.6 of the Partnership Agreement, Polaris shall, on the Termination Effective Date, reimburse CDF an amount equal to the Unamortized Portion of the Program Renewal Fee as of the Termination Effective Date by wire transfer of immediately available funds to such of CDF’s accounts as CDF may designate. The obligation of Polaris to reimburse CDF is to compensate CDF for its damages, and as partial liquidated damages, arising solely in connection with, and limited to, the payment by CDF of the Program Renewal Fee, and not as a penalty. The reimbursement obligation set forth in this Section 6.22(b) does not limit or restrict CDF or CDFJV in connection with any breach, default or Event of Default under or pursuant to this Agreement, the Partnership Agreement or any other Definitive Agreement, and both CDF and CDFJV shall continue to have the right to seek damages with respect to any matter other than the payment of the Program Renewal Fee, including any matter arising out of or in connection with any of the Definitive Agreements or by law, in connection with or as a result of a breach, default or Event of a Default under or pursuant to this Agreement, the Partnership Agreement or any other Definitive Agreement by Polaris or PAI or in the event that the Partnership is terminated or dissolved earlier than as otherwise provided herein or under the terms of the Partnership Agreement on account of a breach or default or Event of Default under or pursuant to this Agreement, the Partnership Agreement or any other Definitive Agreement by Polaris or PAI. Nothing contained herein shall be interpreted as creating or establishing any additional right or rights of termination or dissolution on behalf of either PAI or CDFJV.
(c)    As used herein:
“Termination Effective Date” means (i) with respect to a termination referenced in Section 6.22(b)(i) above, the date of termination of the Partnership indicated in the notice giving rise to such termination, (ii) with respect to a dissolution referenced in Section 6.22(b)(ii) above, the date of the Event of Default giving rise to such dissolution, and (iii) with respect to a dissolution referenced in Section 6.22(b)(iii) above, the date in which written notice of the dissolution is given by PAI to CDFJV.
“Unamortized Portion of the Program Renewal Fee” means
(i)    during the period beginning on the date of Second Amendment and ending on December 31, 2016, $1,500,000,
(ii)    during the period beginning on January 1, 2017 and ending on December 31, 2017, $1,200,000,
(iii)    during the period beginning on January 1, 2018 and ending on December 31, 2018, $900,000,
(iv)    during the period beginning on January 1, 2019 and ending on December 31, 2019, $600,000,
(v)    during the period beginning on January 1, 2020 and ending on December 31, 2020, $300,000,
(vi)    on or after January 1, 2021, $0.
(d)    Subject to the approval process and upon implementation of the promotions as set out below, CDF will provide to Polaris a promotional and sponsorship allowance (the “Sponsorship Allowance”) of up to One Million U.S. Dollars ($1,000,000). CDF will provide and pay the Sponsorship Allowance to Polaris in accordance with, and subject to the following terms, provisions and conditions, within twenty (20) Business Days following the later of (y) request therefor by Polaris, and (z) satisfaction of the conditions set forth in subparts (i) and (v) below:
(i)    Prior to the payment of any portion of the Sponsorship Allowance by CDF to Polaris, all December 2015 Amendments shall have been executed and delivered by all parties thereto;
(ii)    all Definitive Agreements remain in full force and on the date the Sponsorship Allowance or any portion thereof is payable by CDF to Polaris, and that no notice of termination of any of the Definitive Agreements has been given by any party thereunder prior to or on such date;

(iii)    the Sponsorship Allowance must be used, if at all, during the 2016 calendar year, and Polaris may request no more than two (2) advances of the Sponsorship Allowance;
(iv)    the Sponsorship Allowance shall be used to promote the business of Polaris and which is being financed by the Partnership; and
(v)    Polaris shall, prior to the receipt of any requested portion of the Sponsorship Allowance, provide to CDF a reasonably detailed proposal regarding the intended use of the requested portion of the Sponsorship Allowance, and CDF shall have provided its reasonable approval of such uses.
3.    Ratification. All other terms and provisions of the Agreement are hereby ratified and shall remain unchanged and in full force and effect.

IN WITNESS whereof Polaris and CDF have each executed this Amendment the day and year first above written.

POLARIS INDUSTRIES INC.
By:
Name:	Michael T. Speetzen
Title:	Executive Vice President - Finance and Chief Financial Officer
Date:	December 7, 2015

GE COMMERCIAL DISTRIBUTION FINANCE LLC
By:
Name:	John E. Peak
Title:	Vice President
Date:	December 7, 2015